EXHIBIT 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock of The Singing Machine Company, Inc. that may be deemed beneficially owned by the undersigned, and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement on August 18, 2021.

STINGRAY GROUP INC.

By:	/s/ Eric Boyko
Name: Eric Boyko
Title: President and Chief Executive Officer

By:	/s/ Eric Boyko
ERIC BOYKO